Exhibit 35.7

Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 2015, by and among GS MORTGAGE SECURITIES CORPORATION II, as Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, SITUS HOLDINGS, LLC as Operating Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates Series 2015-GS1 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.07 of this Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.

A review of the activities of the Special Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

Daniel Marthinsen Managing Director Wells Fargo Bank

Wells Fargo Bank, N.A.